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                                                                    Exhibit 99.3

               CAMDEN PROPERTY TRUST AND OASIS RESIDENTIAL, INC.
                                ANNOUNCE MERGER



Houston, TEXAS (December 16, 1997) - Camden Property Trust (NYSE: CPT) and Oasis Residential, Inc. (NYSE: OAS) announced today that they have executed a definitive merger agreement pursuant to which Oasis Residential, Inc. would be merged with and into a wholly-owned subsidiary of Camden. The merger, which was approved unanimously by both Boards, will combine Oasis' interest in 15,116 apartment units with Camden's 36,261 units, creating the third largest apartment REIT in the U.S. with 51,377 units and total assets in excess of $2.3 billion. Pursuant to the terms of the agreement, each share of Oasis will be exchanged for 0.759 shares of Camden.

The merger has been structured as a tax-free transaction and will be treated as a purchase for financial accounting purposes. The transaction is expected to be completed in the second quarter of 1998. The transaction is subject to the approval of shareholders of both companies and customary regulatory approvals and other conditions. Donaldson, Lufkin & Jenrette is serving as financial advisor to Camden. Merrill Lynch is serving as financial advisor to Oasis.

In connection with the merger, Camden's Board of Trust Managers will be expanded from seven to eight members with the addition of Scott Ingraham, President and CEO of Oasis. Mr. Ingraham stated, "Merging Oasis with Camden enables management to accomplish its primary objective of enhancing diversification and maximizing shareholder value. Giving the shareholders of Oasis access to a larger, more diversified company with a lower cost of capital is the right thing to do, in our opinion. Strategically, Camden gains a quality portfolio and operation in Colorado, Nevada and California, three important western states which fit neatly into Camden's super-regional, coast-to-coast Sunbelt expansion plan. We consider the management team of Camden to be among the very best in the REIT industry and we strongly endorse their strategic vision and focus on maximizing returns to shareholders. We look forward to a long and mutually beneficial relationship with them."

D. Keith Oden, President and Chief Operating Officer of the combined entity, stated, "The companies have pursued very complementary business strategies built around a core market concept. Both companies have proven track records operating, acquiring, developing, and selling multifamily properties. The merger will create a $2.6 billion (market capitalization) multifamily REIT with a larger more stable platform for growth. The merger should give Camden a significant presence from which to expand in the Western and Mountain Regions. The combined companies will operate pursuant to the best practices of each and will




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be headquartered in Houston, with a regional property management and accounting office in Las Vegas."

Camden also announced its intention to spin-off, into a new entity in which Camden will own a minority interest, up to 4,800 units in Las Vegas immediately following the closing of the merger. Richard Campo, Chairman and Chief Executive Officer of the combined entity, stated that "the proposed spin-off of units should provide us with the best of both worlds. Camden's effective exposure in Las Vegas will be a very manageable level of 14% of Camden's total units on a combined basis. However, this structure will allow us to capitalize on Oasis' dominant market position and brand identification in Las Vegas."

Mr. Campo stated further, "We expect that the merger will also create significant administrative cost savings, approximately $2.5 million in the first full year of operation, which will have a positive effect on future cash flows. We also expect the merger to be immediately accretive to our funds from operations."

Camden will hold a conference on Wednesday, December 17, 1997, at 10:30 a.m. Central Time. In order to participate, please dial (212) 896-6068 ten minutes prior to the call's commencement. A Postview recording of this call will be available on Thursday, December 18, 1997, from 9:00 a.m. to 1:00 p.m. Central Time. Postview may be accessed by dialing 800-633-8284 and giving the Camden reference number of 3558267 when asked.

For more information, please contact Richard J. Campo, D. Keith Oden, or G. Steven Dawson at 1-800-9Camden, or locally at (713) 964-3555.



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